Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement and in the related prospectus of Apple Hospitality Two, Inc., as listed below, of our reports dated March 7, 2007, with respect to the consolidated financial statements and schedule of Apple Hospitality Two, Inc., Apple Hospitality Two, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Apple Hospitality Two, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2006.

Registration Statement No.	Description
333-137828	Form S-3D, pertaining to the Company’s Amended and Restated Dividend Reinvestment Plan

/s/ Ernst & Young LLP

Richmond, Virginia

March 7, 2007